Exhibit 10.9

Grantee:

Shares:

MATRIX SERVICE COMPANY

AWARD AGREEMENT

                    , 20

«Grantee»

«Address1»

«Address2»

«City», «State» «PostalCode»

Dear «FirstName»:

1. Award. The awards set forth in this Award Agreement (the “Award Agreement”) are subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the 2004 Stock Incentive Plan of Matrix Service Company, a Delaware corporation (the “Company”), as amended and restated effective October 23, 2006, and as further amended by Amendments 1, 2 and 3 thereto (the “Plan”), a copy of which is on file with, and may be obtained from, the Secretary of the Company, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Award Agreement. To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Restricted Stock Units.

(a) Restricted Stock Units Award. The Company hereby grants to you an aggregate of up to «Shares» restricted stock units (individually, an “RSU,” and collectively, “RSUs”) as more specifically set forth in Section 2(e). Each RSU entitles you to receive one share of common stock, par value $.01 per share, of the Company (the “Restricted Shares”) at such time as the restrictions described in Section 2(d)(ii) lapse as described in Section 2(e).

(b) Form of Restricted Stock; Possession of Certificates. The Company shall issue the Restricted Shares you become entitled to receive hereunder by book-entry registration or by issuance of a certificate or certificates for the Restricted Shares in your name as soon as practicable after the restrictions in Section 2(d)(ii) lapse as described in Section 2(e). In the event the Company issues a certificate or certificates for the Restricted Shares, such certificates shall be subject to such stop transfer orders and other restrictions as the committee of the Board of Directors that administers the Plan may deem necessary or advisable under the Plan and rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are then listed, and any applicable foreign, federal or state securities laws.

(c) Stockholder Rights Prior to Issuance of Restricted Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive dividends or other rights as a stockholder of the Company with respect to any Restricted Shares covered by the RSUs until the date of book-entry registration or issuance by the Company of a certificate to you for such Restricted Shares.

(d) Restrictions.

(i) Your ownership of the RSUs shall be subject to the restrictions set forth in subsection (ii) of this Section 2(d) until such restrictions lapse pursuant to the terms of Section 2(e).

(ii) The restrictions referred to in subsection (i) of this Section 2(d) are as follows:

(A) At the time of your termination of employment with the Company or a Subsidiary, other than a termination of employment that occurs as a result of an event described in Section 2(e)(ii), you shall forfeit the RSUs to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company.

(B) You may not sell, assign, transfer or otherwise dispose of any RSUs or any rights under the RSUs. No RSU and no rights under any such RSU may be pledged, alienated, attached or otherwise encumbered, other than by will or the laws of descent and distribution. If you or anyone claiming under or through you attempts to violate this Section 2(d)(ii)(B), such attempted violation shall be null and void and without effect, and all of the Company’s obligations hereunder shall terminate.

(e) Lapse of Restrictions.

(i) The restrictions described in Section 2(d)(ii) shall lapse with respect to the RSUs in five equal installments of 20 percent each on each of the first, second, third, fourth and fifth anniversaries of the date of this Award Agreement, such that the restrictions set forth in Section 2(d)(ii) shall have lapsed with respect to 100 percent of the RSUs on the fifth anniversary of the date of this Award Agreement.

(ii) Notwithstanding the provisions of subsections (i) of this Section 2(e), the restrictions described in Section 2(d)(ii) shall lapse with respect to all RSUs upon the occurrence of any of the following events:

(A) Your death, Disability or your Retirement; or

(B) A Change of Control of the Company.

(iii) On the date of the lapse of the restrictions in accordance with this Section 2(e), or in any event, no later than the earlier of ninety (90) days after such date or two and one half months following the end of the calendar year in which the restrictions lapsed in accordance with Section 2(e), the Company will make a book-entry registration or will issue you a certificate as provided in Section 2(b) of this Award Agreement for the Restricted Shares covered by such RSUs in redemption of such RSUs. Notwithstanding the foregoing, in the event that the restrictions lapse upon the occurrence of your Retirement, then, in the event that Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) applies to the award of the Restricted Stock and you are a Specified Employee of the Company on the date of your Retirement, the Company will not make such book-entry registration or issue you such certificate before the date which is six (6) months after the date of your Retirement (or, if earlier, the date of your death). If you die prior to the end of the applicable six month period, such book-entry registration or issuance of such certificate will be accelerated as soon as practicable following your death, but in any case not more than ninety (90) days thereafter.

3. Agreement with Respect to Taxes; Share Withholding.

(a) You agree that (1) you will pay to the Company or an Affiliate, as the case may be, in cash, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of any taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the RSUs and/or the Restricted Shares and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any taxes of any kind required by law to be withheld with respect to the RSUs and/or the Restricted Shares.

(b) You agree that, if required by applicable law, you shall pay any taxes no later than the date as of which the value of the RSUs and/or Restricted Shares first become includible in your gross income for income tax purposes; provided, however, that the Committee may, in accordance with Section 11(b) of the Plan, permit you to: (i) elect withholding by the Company of Restricted Shares otherwise deliverable to you pursuant to this Award Agreement (provided, however, that the amount of any Restricted Shares so withheld shall not exceed the amount necessary to satisfy the Company’s or any Affiliate’s required tax withholding of obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (ii) tender to the Company shares of Stock owned by you (or by you and your spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date as determined by the Committee.

4. Adjustment of Shares. The number of Restricted Shares subject to the RSUs awarded to you under this Award Agreement may be adjusted as provided in the Plan.

5. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Restricted Shares issuable upon the lapse of the restrictions on the RSUs pursuant to this Award Agreement is in effect at the time of issuance of such Restricted Shares, the certificate(s) for the Restricted Shares shall contain the following legend:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such registration is not required under such acts.

6. Certain Definitions. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

7. Compliance with 409A. The Company intends that this Award Agreement and the Plan either (1) comply with Section 409A and guidance thereunder or (b) be excepted from the provisions of Section 409A. Accordingly, the Company reserves the right and you agree that the Company shall have the right, without your consent and without prior notice to you, to amend either or both this Award Agreement and the Plan to cause this Award Agreement and the Plan to be so compliant or so excepted and to take such other actions under the Plan and this Award Agreement to achieve such compliance or exception.

[Signature Page to Follow]

If you accept this Award Agreement and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

MATRIX SERVICE COMPANY

By:
Name:
Title:

The foregoing Award Agreement is accepted by me as of                                     , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

«Grantee»

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